Exhibit 4.2

LSC COMMUNICATIONS, INC.

Description of THE SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE ESCURITIES EXCHANGE ACT OF 1934

The following description is a summary of the terms of our common stock is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (“Certificate”) and Amended and Restated Bylaws (“By-laws”), each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K, and certain applicable provisions of Delaware law.

Authorized Common Stock

We are authorized to issue 65,000,000 shares of Common Stock, par value $0.01 per share.  All shares of our Common Stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

Voting

Each holder of shares of Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. Except as otherwise required by law or as described below, holders of shares of Common Stock will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights. Accordingly, the holders of a majority of the total shares of Common Stock voting for the election of directors can elect all the directors if they choose to do so, subject to the voting rights of holders of any preferred stock to elect directors. Our By-laws provide that directors will be elected to the Board by a majority of the votes cast, except in contested elections, wherein directors will be elected to the Board by a plurality of the votes cast.

Dividends and Distributions

The holders of shares of Common Stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our Board from legally available funds.

Liquidation, Dissolution or Winding-up

In the event of our liquidation, dissolution or winding-up, holders of the shares of Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock.

Restrictions on Transfer

Neither our Certificate of Incorporation nor our By-laws contain any restrictions on the transfer of shares of Common Stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Redemption, Conversion or Preemptive Rights

Holders of shares of Common Stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for our securities.

Other Provisions

There are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by us.

Advance Notification of Stockholder Nominations and Proposals

Our By-laws contain advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our By-laws. To be timely, the notice must be received by our corporate secretary not less than 90 or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, unless the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, and then notice shall be given by the later of the close of business 90 days prior to the meeting date or the tenth day following notice of the annual meeting (in each case, subject to extension in certain circumstances).

Limits on Written Consents

Our Certificate provides that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

Special Stockholder Meetings

Our By-laws provide that stockholders holding at least 25% of our issued and outstanding Common Stock may call a special meeting of stockholders. Stockholders must notify our corporate secretary in writing prior to such special meeting of stockholders, and the notice must contain the information specified in our By-laws.

Anti-Takeover Effects of Certain Provisions

Some of the provisions of our Certificate and By-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, including our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control in us to first negotiate with the Board. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.